EXHIBIT 99.1

Indevus Announces FDA Approval Of SANCTURA™

Investor Conference Call Planned for May 28, 2004,

1 P.M. Eastern Time

Contacts:

Michael Rogers

EVP, CFO and Treasurer

(781) 861-8444

William B. Boni

Vice President, Corp. Communications

(781) 402-3410

LEXINGTON, MA, May 28, 2004 - Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced that the U.S. Food and Drug Administration (FDA) has approved SANCTURA™ (trospium chloride tablets). SANCTURA is indicated for the treatment of overactive bladder (OAB) with symptoms of urge urinary incontinence, urgency and urinary frequency.

Under the co-promotion and licensing agreement between Indevus and PLIVA announced on April 7, 2004, SANCTURA will be co-promoted by a joint sales force of Indevus and PLIVA through its specialty branded subsidiary, Odyssey Pharmaceuticals, Inc., to primary care physicians, urology specialists, obstetricians and gynecologists. The product launch of SANCTURA is anticipated to take place during the third calendar quarter of 2004.

SANCTURA, a quarternary ammonium compound, belongs to a class of anticholinergic compounds known as muscarinic receptor antagonists. These compounds relax smooth muscle tissue found in the bladder, thus decreasing bladder contractions. Overactive or unstable detrusor muscle function is believed to be the cause of overactive bladder.

“The growing numbers of people affected by overactive bladder, as well as their physicians, will benefit from the introduction of SANCTURA,” said David R. Staskin, M.D., director, section of voiding dysfunction, New York Presbyterian Hospital and associate professor of urology and obstetrics and gynecology at Weill-Cornell Medical College. “SANCTURA offers physicians a new treatment option that has been shown to be safe and effective in patients with this debilitating condition.”

“FDA approval of SANCTURA represents the culmination of a timely and efficient clinical development and regulatory review process,” said Glenn L. Cooper, M.D., chairman, president and chief executive officer of Indevus. “During the months to come, we look forward to introducing SANCTURA with our partner, Odyssey, which is focusing its resources, commitment and expertise in urology on the commercialization of this product.

“SANCTURA will be launched at a time of increasing awareness among the public and the medical community of the prevalence and consequences of overactive bladder,” said Dr. Cooper. “Additionally, the medical community has developed a greater understanding of the etiology of the condition and how it can be treated.”

PLIVA’s CEO and President of the Management Board, Željko Covic, commented: “The FDA approval of SANCTURA supports PLIVA’s firm commitment to developing our thriving, proprietary business through our well-established subsidiary Odyssey Pharmaceuticals, Inc. We strongly believe that Odyssey’s experience and capabilities in the urological segment will provide an excellent foundation for the successful launch of SANCTURA in the OAB market of 33 million individuals.”

Paul Cottone, president and chief executive officer of Odyssey Pharmaceuticals, said, “We look forward to applying Odyssey’s experience and expertise within the urology segment to the launch and marketing of SANCTURA. We are very excited about the potential of this product that will provide a new option for physicians.”

The FDA approval of SANCTURA was based on a review of data from clinical studies conducted in the U.S. and Europe involving approximately 3,000 subjects. SANCTURA was well tolerated, and the most commonly reported side effects in Phase III U.S. clinical trials were dry mouth (20.1 percent for SANCTURA vs. 5.8 percent for placebo) and constipation (9.6 percent for SANCTURA vs. 4.6 percent for placebo). Patients who have urinary retention, gastric retention, uncontrolled narrow-angle glaucoma or hypersensitivity to SANCTURA should not use SANCTURA.

SANCTURA has been extensively studied and is currently marketed as a prescription drug product in Europe, where it is one of the leading products for overactive bladder / urinary incontinence. Indevus licensed exclusive U.S. rights to SANCTURA from Madaus AG, a German pharmaceutical company, in late 1999.

Prescribing Information

Complete prescribing information for SANCTURA is available from the Company upon request.

Conference Call

Indevus will host an investor conference call today, May 28, 2004, at 1 p.m. Eastern Time to discuss FDA approval of SANCTURA. To access the live call, please dial (800) 616-0218 from the U.S. and Canada, and (706) 634-2189 from international locations. An archived recording of the call will be available beginning two hours after its completion and lasting through June 7, 2004. To access the archived call, please dial (800) 642-1687 from the U.S. and Canada and (706) 645-9291 from international locations. For archived calls, enter the conference ID number, 7782534.

Indevus Pharmaceuticals is a biopharmaceutical company engaged in the development and commercialization of a diversified portfolio of pharmaceutical product candidates, including multiple compounds in development: SANCTURA for overactive bladder, pagoclone for panic and generalized anxiety disorders, IP 751 for pain and inflammatory disorders, PRO 2000 for the prevention of infection by HIV and other sexually transmitted pathogens, aminocandin for systemic fungal infections and citicoline for stroke.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA; the early stage of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA; risks associated with contractual agreements; dependence on third parties for manufacturing and marketing; competition; need for additional funds and corporate partners, including for the commercialization of SANCTURA and for the development of our other products; failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; limited patent and proprietary rights; dependence on market exclusivity; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; and other risks.